Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS FISCAL 2020
FOURTH QUARTER RESULTS

Dayton, Ohio, (March 25, 2021) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2020 fourth quarter (“Q4 ’20”) ended January 31, 2021. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	212/231-2920

Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx

The webcast will be available for replay for 30 days.

REX American Resources’ Q4 ‘20 results principally reflect its interests in six ethanol production facilities and its refined coal operation. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, as is the refined coal entity, while those of its four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its two business segments as ethanol and by-products, and refined coal.

REX’s Q4 ‘20 net sales and revenue were $126.0 million, compared with $120.9 million in Q4 ‘19. The year-over-year net sales and revenue increase was primarily due to higher pricing of dried distillers grains and modified distillers grains, as well as higher ethanol production levels, which more than offset lower ethanol pricing. Primarily reflecting these factors, Q4 ‘20 gross profit for the Company’s ethanol and by-products segment increased to $8.3 million, compared with $8.1 million in Q4 ‘19. As a result, the ethanol and by-products segment had income before income taxes of $5.3 million in Q4 ‘20, compared to income of $5.0 million in Q4 ‘19. The Company’s refined coal operation incurred a $1.4 million gross loss and a $1.6 million loss before income taxes in Q4 ‘20, compared to a $1.5 million gross loss and a loss before income taxes of $1.4 million in Q4 ‘19. REX reported Q4 ‘20 income before income taxes and non-controlling interests of $3.2 million, compared with income before income taxes and non-controlling interests of $2.8 million in the comparable year ago period. While the refined coal operation negatively impacted gross profit and income before income taxes, it contributed a tax benefit of $1.7 million and $1.5 million for Q4 ‘20 and Q4 ‘19, respectively.

Net income attributable to REX shareholders in Q4 ‘20 was $3.5 million, compared to net income of $4.4 million in Q4 ‘19. Q4 ‘20 basic and diluted net income per share attributable to REX common shareholders was $0.59, compared to net income per share of $0.70 in Q4 ‘19. Per share results in Q4 ‘20 and Q4 ‘19 are based on 6,008,000 and 6,320,000 diluted weighted average shares outstanding, respectively.

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REX American Resources Q4 ‘20 Results, 3/25/2021	page 2

Segment Income Statement Data:

	Three Months Ended		Twelve Months Ended
($ in thousands)	January 31,		January 31,
	2021	2020	2021	2020
Net sales and revenue:
Ethanol & By-Products (1)	$125,970	$120,874	$372,664	$417,700
Refined coal (2) (3)	48	46	182	334
Total net sales and revenue	$126,018	$120,920	$372,846	$418,034

Gross profit (loss):
Ethanol & By-Products (1)	$8,274	$8,090	$19,533	$20,402
Refined coal (2)	(1,431)	(1,497)	(5,672)	(7,917)
Total gross profit	$6,843	$6,593	$13,861	$12,485

Income (loss) before income taxes:
Ethanol & By-Products (1)	$5,299	$4,979	$6,696	$8,469
Refined coal (2)	(1,591)	(1,428)	(5,826)	(7,778)
Corporate and other	(479)	(714)	(2,352)	(1,860)
Total income (loss) before income taxes	$3,229	$2,837	$(1,482)	$(1,169)

Benefit (provision) for income taxes:
Ethanol & By-Products	$(14)	$1,688	$(31)	$1,528
Refined coal	1,691	1,546	6,554	10,828
Corporate and other	116	178	577	457
Total benefit for income taxes	$1,793	$3,412	$7,100	$12,813

Segment profit (loss):
Ethanol & By-Products	$3,739	$4,756	$3,788	$5,439
Refined coal	167	182	988	3,391
Corporate and other	(363)	(536)	(1,775)	(1,403)
Net income attributable to REX common shareholders	$3,543	$4,402	$3,001	$7,427

(1)	Includes results attributable to non-controlling interests of approximately 25% for One Earth and approximately 1% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 5%.
(3)	Refined coal sales are reported net of the cost of coal.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “Fiscal 2020 proved to be a challenging year with the impact of Covid, however we are pleased to report earnings per share of $0.59 for the fourth quarter on the back of a profitable third quarter, reflecting the resiliency of our business and the efficiency of our plants and operations.”

“As we move forward into 2021 with all of our plants in operation, we remain optimistic for improved ethanol demand as we emerge from the impact of the pandemic and continue to be focused on creating additional shareholder value through our disciplined operating approach and strategic use of our strong balance sheet and liquidity position.”

Balance Sheet

At January 31, 2021, REX had cash and cash equivalents and short-term investments of $180.7 million, $48.2 million of which was at the parent company, and $132.5 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2020, of $205.7 million, $62.3 million of which was at the parent company, and $143.4 million of which was at its consolidated ethanol production facilities.

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REX American Resources Q4 ‘20 Results, 3/25/2021	page 3

The following table summarizes select data related to REX’s

consolidated alternative energy interests:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2021	2020	2021	2020
Average selling price per gallon of ethanol	$1.36	$1.43	$1.30	$1.37
Average selling price per ton of dried distillers grains	$161.42	$138.19	$144.73	$137.68
Average selling price per pound of non-food grade corn oil	$0.27	$0.24	$0.26	$0.25
Average selling price per ton of modified distillers grains	$81.76	$59.62	$64.80	$59.66
Average cost per bushel of grain	$4.04	$3.90	$3.73	$3.82
Average cost of natural gas (per MmBtu)	$3.25	$3.17	$3.00	$3.04

Supplemental data related to REX’s ethanol interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of January 31, 2021 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC Gibson City, IL	118.6	75.4%	89.4
NuGen Energy, LLC Marion, SD	98.5	99.5%	98.0
Big River Resources West Burlington, LLC West Burlington, IA	101.0	10.3%	10.4
Big River Resources Galva, LLC Galva, IL	115.3	10.3%	11.9
Big River United Energy, LLC Dyersville, IA	116.1	5.7%	6.6
Big River Resources Boyceville, LLC Boyceville, WI	55.3	10.3%	5.7
Total	604.8	n/a	222.0

Fourth Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the quarterly financial results and host a question and answer session. The dial in number for the audio conference call is 212/231-2920 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com/Corp/Page4.aspx. A webcast replay will be available for 30 days following the live event at www.rexamerican.com/Corp/Page4.aspx.

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REX American Resources Q4 ‘20 Results, 3/25/2021	page 4

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 605 million gallons of ethanol over the twelve-month period ended January 31, 2021. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended January 31, 2021) by the ethanol production facilities in which it has ownership interests was approximately 222 million gallons. In addition, the Company acquired a refined coal operation in August 2017. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:

Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

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REX American Resources Q4 ‘20 Results, 3/25/2021	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2021	2020	2021	2020
Net sales and revenue	$126,018	$120,920	$372,846	$418,034
Cost of sales	119,175	114,327	358,985	405,549
Gross profit	6,843	6,593	13,861	12,485
Selling, general and administrative expenses	(4,361)	(5,629)	(17,661)	(19,258)
Equity in income of unconsolidated ethanol affiliates	332	1,042	500	1,392
Interest and other income, net	415	831	1,818	4,212
Income (loss) before income taxes and non-controlling interests	3,229	2,837	(1,482)	(1,169)
Benefit for income taxes	1,793	3,412	7,100	12,813
Net income including non-controlling interests	5,022	6,249	5,618	11,644
Net income attributable to non-controlling interests	(1,479)	(1,847)	(2,617)	(4,217)
Net income attributable to REX common shareholders	$3,543	$4,402	$3,001	$7,427

Weighted average shares outstanding – basic and diluted	6,008	6,320	6,167	6,318

Basic and diluted net income per share attributable to REX common shareholders	$0.59	$0.70	$0.49	$1.18

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REX American Resources Q4 ‘20 Results, 3/25/21	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

	January 31, 2021	January 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$144,501	$179,658
Short-term investments	36,194	26,073
Restricted cash	1,657	1,113
Accounts receivable	19,713	12,969
Inventory	37,880	35,634
Refundable income taxes	6,020	6,029
Prepaid expenses and other	12,785	9,659
Total current assets	258,750	271,135
Property and equipment-net	153,186	163,327
Operating lease right-of-use assets	12,678	16,173
Other assets	25,275	17,403
Equity method investment	29,456	32,464
TOTAL ASSETS	$479,345	$500,502
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$16,907	$18,900
Current operating lease liabilities	4,875	4,935
Accrued expenses and other current liabilities	8,955	7,764
Total current liabilities	30,737	31,599
LONG TERM LIABILITIES:
Deferred taxes	3,713	4,334
Long-term operating lease liabilities	7,439	10,688
Other long-term liabilities	273	275
Total long-term liabilities	11,425	15,297
COMMITMENTS AND CONTINGENCIES
EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	149,110	148,789
Retained earnings	589,986	586,985
Treasury stock, 23,861 and 23,561 shares, respectively	(354,612)	(335,066)
Total REX shareholders’ equity	384,783	401,007
Non-controlling interests	52,400	52,599
Total equity	437,183	453,606
TOTAL LIABILITIES AND EQUITY	$479,345	$500,502

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REX American Resources Q4 ‘20 Results, 3/25/21	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Twelve Months Ended January 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,618	$11,644
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,906	23,007
Amortization of operating lease right-of-use assets	5,358	6,304
Stock based compensation expense	264	397
Income from equity method investments	(500)	(1,392)
Dividends received from equity method investments	3,508	1,003
Interest income from investments	(216)	(73)
Deferred income tax	(7,949)	(11,070)
Gain on disposal of property and equipment	(58)	-
Changes in assets and liabilities:
Accounts receivable	(6,744)	(1,591)
Inventory	(2,246)	(17,157)
Prepaid expenses and other assets	(3,138)	(752)
Income taxes refundable	9	1,666
Accounts payable-trade	(2,346)	11,400
Other liabilities	(3,843)	(13,043)
Net cash provided by operating activities	8,623	10,343
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,412)	(3,776)
Purchases of short-term investments	(96,233)	(26,025)
Sales of short-term investments	86,328	15,000
Loan receivable repayments	-	369
Proceeds from sale of real estate and property and equipment	58	-
Restricted deposits	(532)	-
Net cash used in investing activities	(20,791)	(14,432)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(19,629)	-
Payments to noncontrolling interests holders	(2,928)	(4,264)
Capital contributions from minority investor	112	312
Net cash used in financing activities	(22,445)	(3,952)
NET DECREASE IN CASH, CASH EQUIVALENTS
AND RESTRICTED CASH	(34,613)	(8,041)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of period	180,771	188,812
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of period	$146,158	$180,771
Non cash financing activities – Equity awards issued	$241	$487
Non cash financing activities – Equity awards accrued	$99	$241
Non cash investing activities – Accrued capital expenditures	$390	$37

Initial operating lease right-of-use assets and liabilities recorded upon adoption of ASC 842	$-	$20,918
Operating lease right-of-use assets acquired and liabilities assumed upon lease execution	$1,863	$432

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